UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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U.S. Energy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. ENERGY CORP.
877 North 8th West
Riverton, Wyoming  82501
-------------------------
Notice of Annual Meeting of Shareholders
-------------------------
We are pleased to provide you with notice of our Annual Meeting of Shareholders:

Date:	Friday, June 20, 2014	Time:	8:30 AM MDT

Place:	877 North 8th West, Riverton, Wyoming 82501

  Purposes:
1.
Elect the three nominees for directors identified in the accompanying proxy statement (Jerry W. Danni, Leo A. Heath and James B. Fraser) to serve until the third succeeding annual meeting of shareholders (to be held in 2017) and their successors have been duly elected or appointed and qualified;

2.	Ratify the appointment of Hein & Associates LLP as our independent auditor for fiscal year 2014;
3.	To approve, on an advisory basis, the 2013 compensation of the Company’s named executive officers; and
4.	For any other proper purpose in accordance with the Bylaws of the Company.

Record Date:	April 25, 2014. The stock transfer books will not be closed.

A copy of our Annual Report for the fiscal year ended December 31, 2013 is available at www.usnrg.com.  Please read this information carefully before voting your proxy.

The Securities and Exchange Commission (“SEC”) requires companies to furnish proxy materials over the Internet, which reduces environmental impact as well as printing and mailing costs.  Unless otherwise requested by the shareholder, we are mailing to each shareholder a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) instead of mailing paper copies of the proxy materials.  The Notice of Availability contains instructions on how to access the proxy materials on the Internet, and also on how to request a paper copy of the proxy materials.  All shareholders who do not receive a Notice of Availability will receive a paper copy of the proxy materials by mail.

Whether or not you plan to attend the meeting, please take the time to vote:

➢	Via the Internet – Go to the website shown on your proxy card or the Notice of Availability;
➢	Via Telephone – Call the toll free number shown on the Notice of Availability; or
➢	Via mail – Complete, sign and date your proxy card and mail it in the postage paid envelope.

If you owned shares in the Company at the close of business on April 25, 2014, you may attend and vote at the meeting.  The names of shareholders of record entitled to vote at the meeting will be available for review at the meeting and during regular business hours at our headquarters in Riverton, Wyoming.

If you wish to attend the meeting and vote in person, but you hold your shares through a broker, or other nominee (i.e., your shares are held in “street name”), contact your broker or nominee promptly to obtain a “legal proxy” which you must bring to the meeting in order to vote in person at the meeting.

By Order of the Board of Directors
Dated:  April 25, 2014
Steven R. Youngbauer
Secretary

TABLE OF CONTENTS
                                                                                                                                          Page
GENERAL
Who Can Vote	5
Quorum and Voting Rights	5
How Your Proxy Will Be Voted; Recommendation of the Board	6
Granting Your Proxy	6
Revoking Your Proxy	7
Proxy Solicitation	7
Requirement and Deadlines for Shareholders to Submit Proxy Proposals	7
Copies of Our 10-K	7
CORPORATE GOVERANCE	7
Board of Directors, Audit, Compensation and Nominating Committees	7
Advance Notice Requirements for Shareholder Proposals	10
Principal Holder of Voting Securities and Ownership by Officers and Directors	11
PROPOSAL 1: ELECTION OF DIRECTORS	13
Directors	13
Named Executive Officers	13
Business Experience of Directors and Officers	13
Section 16(a) Beneficial Ownership Reporting Compliance	16
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	16
Principal Accounting Fees and Services	16
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	18
Executive Compensation	18
Compensation Discussion and Analysis	18
Summary Compensation Table	24
Grants of Plan-Based Awards	26
Outstanding Equity Awards at December 31, 2013	27
Option Exercises and Stock Vested	28
Pension Benefits	28
Nonqualified Deferred Compensation	30
Potential Payments upon Termination or a Change in Control	30
Non-Employee Director Compensation	32
Equity Compensation Plan as of December 31, 2013	33
Certain Relationships and Related Transactions	34

U.S. ENERGY CORP.

877 North 8th West
Riverton, Wyoming  82501

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
ON FRIDAY, JUNE 20, 2014

This proxy statement is provided in connection with a solicitation of proxies by the Board of Directors (the “Board”) of U.S. Energy Corp. (“U.S. Energy”, the “Company”, “we”, “our”, or “us”) for the annual meeting of shareholders to be held on Friday, June 20, 2014, at 8:30 am MDT at the corporate offices of U.S. Energy, 877 North 8th West, Riverton, Wyoming 82501 (the “Annual Meeting”), and at any adjournments of the meeting.  On or about May 9, 2014, we will begin mailing the Notice of Availability, and we will begin mailing a full set of proxy materials to shareholders who had previously requested delivery of the materials in paper copy.

GENERAL
Who Can Vote

Only holders of our common stock at the close of business on the record date of April 25, 2014 are entitled to receive notice of and to vote at the Annual Meeting.  As of April 25, 2014, there were 27,765,514 shares of our common stock issued and outstanding.

You may hold your shares “of record” or in “street name.”  The difference between shareholders of record and street name holders is:

•
Shareholder of Record.  If your shares are registered directly in your own name with our transfer agent, Computershare Trust Company, Inc., you are considered to be the holder of record of those shares and you may vote directly via internet, by telephone, by mail or in person.

•
Street Name Shareholder.  If your shares are held in a stock brokerage account or by a broker or other nominee, you are considered the “street name” holder, and the beneficial owner, of those shares and you have the right to direct your broker or nominee how to vote.  However, since you are not the shareholder of record, you may not vote those shares in person at the Annual Meeting unless you obtain a “legal proxy,” which you must bring to the meeting in order to vote in person at the meeting.

Quorum and Voting Rights

A quorum for the meeting will exist if a majority of the voting power of the shareholders is present at the meeting, in person or represented by properly executed proxies delivered to us prior to the meeting.  Shares of common stock present at the meeting that abstain/withhold from voting, or that are the subject of “broker non-votes,” will be counted as present for determining a quorum.

New York Stock Exchange (“NYSE”) Rule 452 governs discretionary voting by brokers of shares held in street name when beneficial owners have not instructed how such shares should be voted.  Because the rule governs all brokers who are members of the NYSE, the amendment affects all public companies that have shares held in street name, not just companies listed on the NYSE.  Under the rule, such brokers have discretionary authority to vote street name shares on “routine” items such as the ratification of the Company’s appointment of auditors, but not on other matters, including the election of directors.  Of the matters to be presented at the Annual Meeting, only the ratification of auditors will be considered a routine matter for purposes of the rule.  Accordingly, if your broker does not receive instructions from you, your broker will not be able to vote your shares on any of the other matters, and a “broker non-vote” will occur with respect to those matters.

You are entitled to one vote for each share of U.S. Energy common stock you hold, except that in the election of directors you may cumulate your votes. Cumulative voting generally allows each holder of shares of common stock to multiply the number of shares owned by the number of directors being elected, and to distribute the resulting number of votes among nominees in any proportion that the holder chooses.

On Proposal 1, Election of Directors, nominees in a number equal to the seats to be filled on the Board who receive a plurality of votes cast will be elected as directors.  If you withhold your shares from voting, your shares will not be counted for any director.  Withheld votes and broker non-votes will have no effect on the election of directors.

Each of the other proposals, and any other matter which properly comes before the meeting in accordance with the Bylaws of the Company, will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.  Abstentions are not considered votes cast and they will have no effect.

How Your Proxy Will Be Voted; Recommendation of the Board

The Board is soliciting a proxy to provide you with the opportunity to vote on all matters scheduled to come before the meeting (as stated in the Notice of Annual Meeting which accompanies this Proxy Statement), whether or not you attend in person.

The Board recommends you vote as follows on the three proposals stated in the Proxy Statement:

•	For Proposal 1 - the nominees for director are Jerry W. Danni, Leo A. Heath and James B. Fraser;

•	For Proposal 2 - ratification of appointment of Hein & Associates LLP as the independent auditor of the Company for fiscal year 2014; and

•	For Proposal 3 – to approve, on an advisory basis, the 2013 compensation of the Company’s named executive officers.

Granting Your Proxy

Your shares will be voted as you specify if you properly complete and return the appropriate form of proxy.  If you make no specifications, your proxy will be voted in favor of all the proposals listed above.

We do not expect any matters to be presented for action at the meeting other than the matters stated in the Notice of Annual Meeting accompanying this Proxy Statement.  However, as permitted by SEC Rule 14a-4(c), the proxy will confer discretionary authority with respect to any other matter that may properly come before the meeting.  The persons named as proxies intend to vote in accordance with their judgment on any such matters.

Revoking Your Proxy

If you are a shareholder of record and submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted.  You also may attend the meeting in person and vote by ballot, which would cancel any proxy you previously submitted.  If you are a street name shareholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker or other nominee in accordance with that entity’s procedures.

Proxy Solicitation

We will pay all expenses of our solicitation of proxies for the Annual Meeting.  In addition to solicitations by mail, arrangements have been made for brokers and other nominees to send proxy materials to beneficial owners, and we will reimburse those brokers and other nominees for their reasonable expenses.  We have not hired a solicitation firm for the meeting.  Our employees and directors will solicit proxies by telephone or other means, if necessary; they will not be paid for these services.

Requirement and Deadlines for Shareholders to Submit Proxy Proposals

Under SEC rule 14a-8, if a shareholder wants us to include a proposal under that rule to be included in our proxy statement and presented at the annual meeting of shareholders to be held in June 2015, information about the proposal must have been received by us in writing at least 120 calendar days in advance of the first anniversary of the delivery of these proxy materials, or December 31, 2014, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501; Attention:  Steven R. Youngbauer, Secretary.  For a shareholder proposal to be considered at our next annual meeting that will not be included in our proxy statement (including director nominations), written notice of the proposal must be delivered to the Company’s secretary in accordance with the Company’s Bylaws at least 90 calendar days before the date of such meeting

Copies of Our Form 10-K

Promptly upon receiving a request from any shareholder, we will send to the shareholder without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, with exhibits, as filed with the SEC.  Please address your request to Steven R. Youngbauer, Secretary, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501.  You also may contact Mr. Youngbauer by telephone at (307) 856-9271 or fax at (307) 857-3050.

CORPORATE GOVERNANCE
Board of Directors, Audit, Compensation and Nominating Committees

General

We are committed to sound corporate governance principles.  As evidence of this commitment, the Board has adopted charters for its committees and a Code of Ethics.  These documents, along with the Company’s Articles of Incorporation and Bylaws, provide the framework for our corporate governance.   The charters of the Audit Committee, the Compensation Committee, and the Nominating Committee may be viewed at our web site (www.usnrg.com), at the tab “Investor,” then go to “Corporate Governance.”  The Code of Ethics also may be viewed at that location.  If these documents are amended (or if the Code of Ethics is waived in a manner requiring disclosure under SEC rules), the amendments (and the occurrence of the waiver of the Code of Ethics), will be disclosed on the website as required by the SEC.  Copies of each of these documents are available without charge to any person who requests them, by sending a request to U.S. Energy Corp., Attn: Steven R. Youngbauer, Secretary, 877 North 8th West, Riverton, Wyoming 82501.

Board and Committee Independence

The Board is comprised of a majority of independent directors.  Specifically, the Board has determined that Thomas R. Bandy, Stephen V. Conrad, Jerry W. Danni, Leo A. Heath and James B. Fraser (if elected by the shareholders) are independent under applicable NASDAQ rules.  In addition, the Audit Committee, the Compensation Committee, and the Nominating Committee are each comprised solely of independent directors as required under the applicable requirements of NASDAQ and the SEC.

Board Leadership

U.S. Energy combines the roles of Chief Executive Officer and Chairman of the Board, with Keith G. Larsen serving in both roles.  Keith G. Larsen is responsible for setting the strategic direction for the Company, and sets the agenda for and presides over Board meetings.  The Company believes that the combined position of the Chairman and CEO has the following advantages: (i) it ensures a unity of command and a single point of accountability and responsibility, (ii) it eliminates any potential conflicts between the CEO and the Chairman, (iii) it removes any internal or external ambiguities as it pertains to the ultimate spokesperson for the Company and (iv) it provides for a more informed and expeditious decision-making process.  Mark J. Larsen, also a director and President and Chief Operating Officer, is primarily responsible for execution of strategies and daily operations.

Meetings of the Board

The Board consists of seven members and they have primary responsibility for directing management of the business.  During 2013, the Board held eleven formal meetings, which were attended by all of the directors serving on the Board, except for Robert Scott Lorimer, who missed two meetings and Thomas R. Bandy, who missed one meeting.

Attendance of Annual Meetings by Directors

Directors are encouraged, but not required, to attend annual meetings.  All of the directors attended the June 28, 2013 annual meeting of shareholders.

Communications from Shareholders to the Board

The independent directors have established a process for collecting and organizing communications from shareholders.  Shareholders may send communications to the Board by addressing their communications to Keith G. Larsen, Chief Executive Officer and Chairman of the Board, or Mark J. Larsen, President and Chief Operating Officer, at 877 North 8th West, Riverton, Wyoming 82501.  Pursuant to this process, Keith G. Larsen and Mark J. Larsen determine which of the communications address matters of substance and which should be considered by all directors, and send those communications to all the directors for their consideration.

Audit Committee

To provide effective direction and review of fiscal matters, the Board has established an Audit Committee.  The Audit Committee has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems.  The Audit Committee also retains our independent outside audit firm and recommends selection of the internal audit firm.  It also exercises general oversight of the activities of our independent auditors, principal financial officer, principal accounting officer, accounting employees and related matters. The Chairman of the Audit Committee is Stephen V. Conrad, who is a Certified Public Accountant.  The Board has determined that Mr. Conrad is an audit committee financial expert as defined in Item 407(d) of SEC Regulation S-K.  Other members of the Audit Committee are Jerry W. Danni and Leo A. Heath.  All members of the Audit Committee are independent directors under applicable NASDAQ and SEC rules.

The Audit Committee met five times in 2013.  All Committee members attended each meeting in person or by telephone, except for Jerry Danni who missed one meeting.  The Committee reviewed our financial statements for each quarter in 2013 and the year as a whole and discussed the financial statements with management and our independent audit firm.  After the May 7, 2013 quarterly meeting, the Committee met in executive session with our independent audit firm.  The Committee also discussed with the independent audit firm the various matters required to be discussed in SAS 61 (Codification of Statements on Auditing Standards, AU 380).  Based on the foregoing, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the twelve months ended December 31, 2013.  During the year ended December 31, 2013, the Audit Committee Chairman also met independently of management with the firm that performs internal control testing for the Company pursuant to Section 404 of the Sarbanes-Oxley Act.  The Committee also reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

Compensation Committee

The Company has a Compensation Committee, the members of which are Jerry W. Danni (Chairman), Thomas R. Bandy and Leo A. Heath.  These members are independent under applicable criteria established by NASDAQ.  This Committee met formally on three occasions in 2013, and discussed compensation matters informally several times during the year.  All Compensation Committee members attended all meetings of the Committee during 2013 either in person or by phone.

The Compensation Committee reviews and recommends to the Board compensation packages for the officers of the Company.  Please see “Executive Compensation – Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks during fiscal year 2013.

Nominating Committee

The Company has a Nominating Committee, the members of which are Leo A. Heath (Chairman) and Thomas R. Bandy.  Both are independent directors under NASDAQ rules.  The Nominating Committee is responsible for identifying and recommending to the Board nominees for election to the Board.  The Nominating Committee met one time during 2013 with both members attending either in person or by telephone.  The Committee also interviewed potential nominees for a director vacancy.

Executive Committee

The Executive Committee helps implement the Board’s overall directives as necessary.  Members include Keith G. Larsen (Chairman), Mark J. Larsen and Jerry W. Danni.  The Executive Committee usually does not conduct formal meetings.  The Executive Committee did not hold any meetings in 2013.

Hedging Committee

On September 6, 2012, the Company established a Hedging Committee to review and approve the use of all swap agreements.  Members include Mark J. Larsen (Chairman), Keith G. Larsen and Thomas R. Bandy.  The Hedging Committee has determined that the Company qualifies as an “end-user” of commodity derivatives for purposes of compliance with the Commodity Exchange Act.

Risk Oversight

The Company faces various risks in its business, including liquidity and operational risks.  We limit certain risks by not guaranteeing financial instruments or obligations of third parties.  Liquidity risk is encountered in the context of balancing contractual commitments to spend capital, and also is involved in the Company’s hedging commitments for oil and gas price protection.  Any change in our hedging strategy will require the approval of the Board.

General business operations are managed by the executive officers, who report to the Board as needed on developments in approved areas.  Operations are run in conformity with the annual budget presented by management and approved, with appropriate modifications as needed throughout the year, by the Board.  However, material budget variations (for example, a proposed acquisition or disposition of a significant property or an entry into a significant joint venture) are subject to prior approval by the Board, even if the category and fund allocation generally had been previously approved by the Board.  In these situations, the Chairman will call a Board meeting to discuss specific terms, costs and variables, and associated risks, before committing the Company.  We believe this process provides the Board with a continuing and key role in risk oversight.

Compensation Risk Assessment

We do not believe that our compensation programs encourage excessive risk taking.  Risk mitigating factors of our compensation program and Board governance include:

•	A mix of short-term and long-term incentives designed to incentivize creation of long-term shareholder value;

•	Annual grants of Company stock to align executives’ interests with those of our shareholders;

•	Caps on awards under our bonus programs, along with the use of targeted performance goals designed to emphasize metrics that lead to long-term shareholder value creation; and

•	The use of a Hedging Committee to review and approve all swap agreements.

Advance Notice Requirements for Shareholder Proposals

For Proposed Nominees to the Board

The Nominating Committee considers and recommends to the Board individuals who may be suitable to be nominated to serve as directors.  All director candidates recommended by a shareholder, or a director or officer will be evaluated by the Nominating Committee (which is comprised solely of independent directors) in good faith.

For the Annual Meeting scheduled for June 20, 2014, the Nominating Committee did not receive a request from any shareholder for consideration of a nominee candidate.

For Other Shareholder Proposals

For any other matter to be considered as a proper purpose for consideration by the shareholders at an annual or special meeting, each of the conditions set forth in the Company’s Bylaws must be satisfied in order for such matter to be considered at the meeting.

Principal Holders of Voting Securities and Ownership by Officers and Directors

The following table shows beneficial ownership of shares of our common stock by each director, director nominee, and named executive officer, and all directors and executive officers as a group and all beneficial owners of more than 5% of the outstanding shares of our common stock known to us as of April 25, 2014.  This information is based on SEC reports or as otherwise known by us.  Beneficial ownership includes shares not outstanding but deemed beneficially owned by virtue of the ability to acquire such shares within 60 days of April 25, 2014.

Except as noted, each holder exercises sole voting and dispositive powers over the shares listed opposite the holder's name, except for shares subject to forfeiture and those held in ESOP accounts established for the holder's benefit.

The ESOP Trustees, Keith G. Larsen and Mark J. Larsen, exercise voting powers over non-allocated ESOP shares and dispositive powers over all ESOP shares.  It should be noted that voting and dispositive powers over certain shares are shared by one or more of the listed holders; those shares are reported for each holder having a shared interest.

		Amount and Nature of Beneficial Ownership				Total
		Voting Rights		Dispositive Rights		Beneficial	Percent
Name of Beneficial Owner		Sole	Shared	Sole	Shared	Ownership	of Class (1)
Name and Position of Directors and Named Executive Officers
Keith G. Larsen	*(2)	923,682	441,513	801,031	1,244,307	2,167,989	7.7%
Mark J. Larsen	*(3)	836,115	--	727,045	802,794	1,638,909	5.8%
Thomas R. Bandy	*(4)	3,334	--	3,334	--	3,334	0.0%
Stephen V. Conrad	*(5)	80,000	--	80,000	--	80,000	0.3%
Jerry W. Danni	*(6)	30,000	--	30,000	--	30,000	0.1%
Leo A. Heath	*(7)	22,000	--	22,000	--	22,000	0.1%
Robert Scott Lorimer	*(8)	629,112	--	629,112	--	629,112	2.3%
James Fraser		--	--	--	--	--	--
Bryon G. Mowry	**(9)	251,480	--	182,745	--	251,480	0.9%
Steven D. Richmond	**(10)	238,892	--	176,045	--	238,892	0.9%
Steven R. Youngbauer	**(11)	486,274	--	416,574	--	486,274	1.7%
All officers and directors as a group (eleven people)		3,500,889	441,513	3,067,886	1,244,307	4,745,196	16.2%

Name and Address of Stockholders Owning More than 5%
None

(1)      Percent of class is computed by dividing the number of shares beneficially owned plus any shares the reporting person has a right to acquire within 60 days of the measurement date, by the number of shares outstanding plus the shares such reporting person has a right to acquire within 60 days of the measurement date.

(2)      Mr. Keith Larsen exercises sole voting rights over 476,031 directly held shares, 122,651 shares held in an ESOP account established for his benefit and 325,000 shares underlying options.  He exercises shared voting rights over 441,513 shares held in a family trust for which he serves as Co-Trustee.  He exercises sole dispositive rights over 476,031 directly held shares, and 325,000 shares underlying options.  He exercises shared dispositive rights over 441,513 shares in his capacity as the Co-Trustee of a family trust and 802,794 shares in his capacity as an ESOP Trustee with the other ESOP Trustee.

(3)      Mr. Mark Larsen exercises sole voting rights over 253,526 shares held directly, 109,070 shares held in the ESOP account established for his benefit, and 473,519 shares underlying options.  He exercises sole dispositive rights over 253,526 shares held directly and 473,519 shares underlying his options.  He exercises shared dispositive rights over 802,794 shares in his capacity as an ESOP Trustee with the other ESOP Trustee.

(4)      Mr. Bandy exercises sole voting and dispositive rights over 3,334 directly owned shares.

(5)      Mr. Conrad exercises sole voting and dispositive rights over 60,000 directly owned shares and 20,000 shares underlying options.

(6)      Mr. Danni exercises sole voting and dispositive rights over 30,000 shares underlying options.

(7)      Mr. Heath exercises sole voting and dispositive rights over 2,000 directly owned shares and 20,000 shares underlying options.

(8)      Mr. Lorimer exercises sole voting rights and dispositive rights over 615,112 directly held shares and 14,000 shares underlying options.

(9)      Mr. Mowry exercises sole voting rights over 19,411 shares held directly, 68,735 shares held in the ESOP account established for his benefit and 163,334 shares underlying options.  He exercises sole dispositive rights over the 19,411 shares directly held and 163,334 shares underlying his options.

(10)    Mr. Richmond exercises sole voting rights over 12,711 shares held directly, 62,847 shares held in the ESOP account established for his benefit and 163,334 shares underlying options.  He exercises sole dispositive rights over the 12,711 shares directly held and 163,334 shares underlying his options.

(11)    Mr. Youngbauer exercises sole voting rights over 166,574 shares held directly, 69,700 shares held in the ESOP account established for his benefit and 250,000 shares underlying options.  He exercises sole dispositive rights over the 166,574 shares directly held and 250,000 shares underlying his options.

*	Director
**	Officer Only

PROPOSAL 1:  ELECTION OF DIRECTORS
Directors

The Company’s Board currently consists of seven directors. The Company’s Articles of Incorporation provide for the division of the Company’s Board into three classes as equal in number as the total number of members of the Board permits. The Company’s Bylaws limit service of the independent directors to two three year terms.  If recommended by the Chairman of the Board and approved by the Board, an independent director may serve one additional term.

Directors are subject to mandatory retirement at 70 years of age.  If a director reaches the age of 70 during his regularly elected term, he is allowed to serve out the term for which he was elected.

The nominees for election at the Annual Meeting are: Jerry W. Danni and Leo A. Heath, both of whom are incumbent independent directors and James B. Fraser, a new independent director to replace Robert Scott Lorimer, who did not seek re-election.  Please see biographical information for the directors and the nominees below.  If approved by the shareholders, Jerry W. Danni, Leo A. Heath and James B. Fraser will serve terms that will expire at the 2017 annual meeting.

Recommendation of the Board

The Board recommends you vote For Proposal 1.

For the reasons provided in this Proxy Statement, we are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve the election of each of Jerry W. Danni, Leo A. Heath and James B. Fraser as a director of the Company to serve until the third succeeding annual meeting of shareholders to be held in 2017 and until his successor has been duly elected or appointed and qualified.”

Named Executive Officers

The executive officers of the Company are elected by the Board at the annual directors’ meeting which follows each annual shareholder’s meeting, to serve until the officer's successor has been duly elected and qualified, or until death, retirement, resignation or removal.

Business Experience of Directors and Officers

Set forth below is certain biographical information for each director and executive officer as of the date of this Proxy Statement.  The Nominating Committee selects nominees based on their skills, achievements, and experience, and believes that each nominee should have experience in positions of responsibility and leadership and an understanding of our oil and natural gas exploration and production and mineral business segments.  Our overall objective is to identify a group of directors that can best contribute to our long-term success.  All of the directors and the nominees discussed below are seasoned leaders who collectively bring to the Board a vast array of oil and gas industry, mineral industry, public company, private company, and other business experience, all at the senior executive officer level, and who meet our director qualification standards.  Among other attributes, each possesses a wide breadth of varied skills and experience in leadership, the natural resources and energy industries, finance and accounting, risk management, operations management, strategic planning, business development, regulatory and government affairs, corporate governance, human resources and compensation, and public policy qualities that led the Nominating Committee and the Board to conclude that these individuals should serve as our directors at this time, in light of our business and structure, overall industry environment, and our long-term strategy.  The specific experiences, qualifications, attributes, and skills of each director and nominee are briefly described below.  In addition, the directors and nominees represent diverse backgrounds, skill sets, and viewpoints, with a blend of historical and fresh perspectives on our Company, and have a demonstrated ability to work collaboratively with candid discussion.

Keith G. Larsen (55) - Management Director.  Keith G. Larsen was employed by U.S. Energy and its affiliates in various non-executive positions from May of 1982 to November 25, 1997, at which time he became a director and President and Chief Operating Officer.  On August 23, 2005, he became Chairman of the Board and Chief Executive Officer.  Mr. Larsen’s experience and skills in negotiating complex transactions in acquiring, developing and selling mineral properties have led the Board to conclude that he should serve as a director, Chairman of the Board, Chief Executive Officer and as a member of the Executive Committee.

Thomas R. Bandy (60) - Independent Director.  Mr. Bandy was elected to the Board on June 29, 2012.  Mr. Bandy has over 35 years of management and operational experience in the oil and gas industry.  From 2007 through 2012, Mr. Bandy worked for Blue Tip Energy Management, LLC, a private equity company, formed to purchase and expand producing oil and gas assets.   Blue Tip currently has assets in Utah, Wyoming, Kansas and Missouri.  In 2013, Mr. Bandy co-Founded Iron Horse Resources, LLC, a privately held oil and gas company which currently owns producing assets in the Rocky Mountain region.  The Board has concluded that Mr. Bandy’s experience qualifies him for service as an independent director and as a member of the Compensation, Hedging and Nominating Committees.

Stephen V. Conrad (67) - Independent Director.  Mr. Conrad was elected to the Board on June 25, 2010. Mr. Conrad is a former Partner of Deloitte & Touche LLP and Arthur Andersen LLP.  He has over 35 years of experience in serving public company clients including numerous oil and gas and mining companies.  For the past eight years Mr. Conrad has been a managing partner of several oil and gas exploration and development funds.  Mr. Conrad is a CPA with a B.S. Degree in accounting from Montana State University.  The Board has concluded that Mr. Conrad’s experience qualifies him for service as an independent director and as a member of the Audit Committee.

Jerry W. Danni (61) - Independent Director and Director Nominee.  Mr. Danni was elected to the Board on June 24, 2011.  Mr. Danni has more than 30 years of experience in the domestic and international mining industry including as Vice President Environment and Sustainability for Goldcorp, Inc., Executive Vice President and Senior Vice President, Corporate Affairs for Golden Minerals Company; Senior Vice President, Environment, Health and Safety for Kinross Gold Corporation; Vice President, Environmental Affairs for Cyprus Climax Metals Company; and Director, Corporate Environmental and Government Affairs for Lac Minerals Ltd. Mr. Danni has a Bachelor of Chemistry degree from Western State College and is a member of the Society of Mining Engineers.  Mr. Danni has also served on the Board of Directors for the National Mining Association and the Board of Trustees of the Northwest Mining Association.  The Board has concluded that Mr. Danni’s experience qualifies him for service as an independent director and as a member of the Audit and Compensation Committees.

Leo A. Heath (64) - Independent Director and Director Nominee.  Mr. Heath was elected to the Board on June 24, 2011.  Mr. Heath has nearly 40 years of experience in the oil and gas industry including as Department Head/Assistant Professor of Petroleum Engineering at Montana Tech; Manager of production engineering and field operations in Montana for EnCana Energy Resources, Inc.; District Manager and Production Manager for North American Resources Company; Partner and Owner of Sylvan Petroleum Corp.; Development Manager for Petro Lewis Corp.; Drilling and Production Manager for TXO Production Corp.; and other engineering positions with various other oil and gas companies. Mr.

Heath has both a Bachelor of Science degree in Petroleum Engineering and a Master’s degree in Project Engineering and Management from Montana Tech. Mr. Heath is a Registered Professional Engineer, a member of the Society of Petroleum Engineers, and also serves as a Member of the Board of Directors for the Montana Petroleum Association.  The Board has concluded that Mr. Heath’s experience qualifies him for service as an independent director and as a member of the Audit, Compensation and Nominating Committees.

Mark J. Larsen (51) - Management Director.  Mark J. Larsen was employed by U.S. Energy and its affiliates in various nonexecutive positions from June 1984 to August 23, 2005, at which time he became President and Chief Operating Officer of the Company. Mr. Larsen became a director of the Company in October 2006.  He graduated from the University of Wyoming with a B.S. Degree in Business Management.  The Board has concluded that Mr. Larsen’s skill in seeking opportunities for the Company, in executing acquisitions and sales of oil and gas properties, as well as developing strategies to create value from the acquisition and sale of assets qualify him for service as a director, President, Treasurer and Chief Operating Officer and as a member of the Executive Committee.

Steven R. Youngbauer (64) - General Counsel and Secretary.  Mr. Youngbauer was appointed General Counsel and Secretary in January 2007, and has served as Assistant Secretary and Associate General Counsel to U.S. Energy from February 2004.  Mr. Youngbauer has over 32 years of experience in the legal profession and 38 years in the oil and gas and mining industries.  Mr. Youngbauer has served in various capacities including President, Vice President and General Counsel for various mining and oil and gas companies.  Mr. Youngbauer received a Juris Doctorate Degree from the University of Wyoming Law School and he has served as a Wyoming State Senator, Chairman of the Wyoming Environmental Quality Council and on the Board of Directors of the Wyoming Mining Association.  The Board has concluded that Mr. Youngbauer’s experience qualifies him for service as General Counsel and Secretary of the Company.

Steven D. Richmond (43) - Chief Financial Officer.  Mr. Richmond was appointed to the position of Chief Financial Officer on September 7, 2012.  Mr. Richmond has been employed by the Company and its subsidiaries since 1992 and he has served as Controller and Assistant Controller for the Company since 2003.  Mr. Richmond has over 12 years of experience in the accounting profession and 20 years in the oil and gas and mining industries.  Mr. Richmond received a Bachelor of Science degree in Business Administration from the University of Wyoming.

Bryon G. Mowry (55) - Principal Accounting Officer.  Mr. Mowry was appointed Principal Accounting Officer in June 2011, and has served as Controller and Assistant Controller for the Company since November 1995.  Mr. Mowry has over 30 years of experience in the accounting profession and 16 years in the oil and gas and mining industries.  Mr. Mowry has also held accounting positions in banking and education.  Mr. Mowry received a Bachelor of Arts degree in accounting and management information services from Chadron State College.  Although Mr. Mowry is a named executive officer under SEC rules, he is not eligible for executive benefits.

Business Experience of the New Director Nomine

James B. Fraser (60) – Nominee for Independent Director.  Mr. Fraser has over 35 years of management, operational and technical experience in the oil and gas industry.  Mr. Fraser is currently the Managing Partner & CEO of Source Rock Energy Partners LLC, a private equity firm formed in January 2014 to provide capital for North American upstream energy ventures.  Mr. Fraser was President/Owner of Fraser Consulting Inc., from 2012 to 2014 providing consulting services to the E&P industry focusing on resource play strategy and development.  Mr. Fraser’s prior experience includes:  Senior Vice President – Shale Division, North American Operations for Talisman Energy Inc.; Vice President –

Operations, Southern Division for Chesapeake Energy Corporation; Operations Manager – Gulf Coast Division for Conoco Phillips; General Manager of Exploration – Domestic USA, General Manager – Asset Development, San Juan Basin and Production Manager for Burlington Resources Oil and Gas Inc.; Production Superintendent and Regional Reservoir Engineer for Meridan Oil Inc. and various other positions in the oil and gas industry as a reserve engineer and production engineer.  The Board has concluded that Mr. Fraser’s experience qualifies him for service as an independent director and as a member of the Compensation and Hedging Committees.  Mr. Fraser has a Bachelor of Science degree in Petroleum Engineering from Montana Tech and a Masters of Business Administration-Finance degree from Regis College.

Mr. Fraser was recommended to the Board by Mr. Heath, Chairman of the Nominating Committee.

Family Relationships

Keith G. Larsen, a director, Chief Executive Officer and Chairman of the Board, and Mark J. Larsen, a director, President, Chief Operating Officer and Treasurer, are brothers.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors, executive officers, and persons beneficially holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in that ownership in reports that must be filed with the SEC and us.  The SEC has designated specific deadlines for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due.

Based solely on a review of reports furnished to us and written representations from the filing persons, all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2013 under Section 16(a) of the Exchange Act.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITIORS

The Board seeks shareholder ratification of the Audit Committee's appointment of Hein & Associates LLP, certified public accountants, to act as the auditors of our financial statements for the year ending December 31, 2014.  Hein & Associates LLP has audited our financial statements for the years ended December 31, 2013 and 2012.  The Audit Committee has not determined what action, if any, would be taken should the appointment of Hein & Associates LLP not be ratified at the meeting.

Principal Accounting Fees and Services

The Audit Committee approves the terms of engagement before we engage the audit firm for audit and non-audit services, except as to engagements for services outside the scope of the original terms, in which instances the services are provided pursuant to pre-approval policies and procedures established by the Audit Committee.  These pre-approval policies and procedures are detailed as to the category of service and the Audit Committee is kept informed of each service provided.  These policies and procedures, and the work performed pursuant thereto, do not include any delegation to management of the Audit Committee's responsibilities under the Exchange Act.

Hein & Associates LLP has been paid for fees and services in 2013 and 2012 as shown below:

	Year Ended December 31,
	2013	2012
Audit Fees (a)	$223,800	$237,500
Audit-Related Fees (b)	12,600	12,600
Tax Fees (c)	34,800	51,600
All Other Fees (d)	70,800	60,000
Total	$342,000	$361,700

(a)	Includes fees for audit of the annual financial statements and review of quarterly financial information filed with the SEC.

(b)	Includes fees for audit of the annual financial statements for U.S. Energy’s wholly owned subsidiary, Energy One LLC.

(c)	Tax return preparation and consultation on tax matters.

(d)	Joint interest audit services.

The percentage of services provided for Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees for 2013 and 2012 are as follows:

	Year Ended December 31,
	2013	2012
Audit Fees	65.4%	65.6%
Audit-Related Fees	3.7%	3.5%
Tax Fees	10.2%	14.3%
All Other Fees	20.7%	16.6%
Total	100.0%	100.0%

Relationship with Independent Accountants

Hein & Associates LLP has audited the Company's financial statements for the twelve months ended December 31, 2013 and 2012.  A representative will be present at the meeting in person or by telephone to respond to appropriate questions, and will be provided the opportunity to make a statement at the meeting.  There have been no disagreements between the Company and Hein & Associates LLP concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which were not resolved to the satisfaction of that firm.

Recommendation of the Board

The Board recommends you vote For Proposal 2.

For the reasons provided in this Proxy Statement, we are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders ratify the Audit Committee's appointment of Hein & Associates LLP, certified public accountants, to act as the auditors of the Company’s financial statements for the year ending December 31, 2014.”

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our shareholders are entitled to cast an advisory “say-on-pay” vote at the Annual Meeting to approve the compensation of the Company’s named executive officers (“NEOs”) as a group, as disclosed in this Proxy Statement.  The Company will hold an advisory vote on executive compensation every year until the next required advisory vote with respect to the frequency of advisory votes on executive compensation, which will occur at the Company’s annual meeting of stockholders in 2017. At the 2013 Annual Shareholders Meeting, the say-on-pay vote was 6,632,103 votes for, 1,041,537 against with 52,868 votes abstaining.

As an advisory vote, this Proposal 3 is not binding on the Board or the Compensation Committee.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for NEOs.

As discussed in detail in “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance shareholder value.

Recommendation of the Board

The Board recommends you vote For Proposal 3.

For the reasons provided in this Proxy Statement, we are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the NEOs for 2013 as disclosed in the proxy statement for U.S. Energy’s 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the ‘Compensation Discussion and Analysis’, the compensation tables and the narrative disclosures that accompany the compensation tables.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the compensation programs for our principal executive officer, principal financial officer, and each of our other three most highly compensated executive officers for the 2013 fiscal year (the named executive officers or “NEOs”).  The NEOs for fiscal 2013 were:

•	Keith G. Larsen, Chairman of the Board and Chief Executive Officer;
•	Steven D. Richmond, Chief Financial Officer;
•	Mark J. Larsen, President, Chief Operating Officer and Treasurer;
•	Steven R. Youngbauer, General Counsel and Secretary; and
•	Bryon Mowry, Principal Accounting Officer.

Compensation Philosophy

The Compensation Committee’s philosophy is (i) to use compensation to align the interests of the NEOs with shareholder interests, (ii) that executive compensation should be structured to incentivize and reward contributions made to the Company through the achievement of performance goals, and (iii) that compensation packages should be designed to attract and retain experienced executives.

Compensation Elements and 2013 Highlights

The summary below reflects the elements of our compensation program and the 2013 compensation highlights per element.

•	Base Salary

We pay each of our NEOs a competitive base salary that is designed to provide a dependable income source for baseline performance.  The Compensation Committee believes that base salary is critical in attracting and keeping outstanding employees at all levels.  Base salaries are determined by the Compensation Committee (subject to Board approval) for executive officer positions and are based on the scope of responsibilities, seniority, our ability to replace the individual, and other factors.  In 2013, the Compensation Committee included a cost of living salary increase for all employees.  Messrs. Keith Larsen, Mark Larsen and Youngbauer received a 10% increase in their base salary, while Mr. Mowry received a 15% increase and Mr. Richmond received a 25% increase in their base salary.

•	Cash Bonuses

We pay discretionary annual cash bonuses each year to all of our employees, including our NEOs.  Discretionary cash bonuses take two forms.  The first is an annual cash holiday bonus which is generally equal to 10% of base salary.  The holiday bonus is paid at the discretion of management, depending on available cash and the budget for the next year.  The other is a discretionary annual bonus designed to reward exceptional performance or for use in special circumstances.  The Compensation Committee believes that the annual holiday bonus is an important tool in attracting and retaining outstanding employees at all levels.  The Compensation Committee further believes that discretionary bonuses provide important flexibility to reward contributions to the Company.

o	2013 Highlights: For 2013, Christmas bonuses were approved for all employees, including our NEOs, at 10% of base salary.

•	Performance Compensation Plan

The Performance Compensation Plan (“PCP”) is an annual performance-based cash bonus plan that was adopted in 2009 and amended in 2011.  Bonuses under the PCP are paid solely based on the achievement of certain performance goals established by the Compensation Committee at the beginning of each year.  All employees, including our NEOs, are eligible to participate in the PCP.  NEOs are generally eligible to earn a bonus of up to 100% of their base salary under the PCP.  Mr. Mowry was eligible to earn a bonus up to 50% of his base salary under the PCP in 2013.   Other Company employees are eligible to earn between 10% and 50% of their base salary under the PCP.  The Compensation Committee believes that the PCP is essential to incentivize and reward contributions made to the Company through the achievement of performance goals.

o
2013:  On April 12, 2013, the Compensation Committee recommended that the 2013 PCP Bonus Matrix for 2013 remain unchanged from 2012.  On April 19, 2013, the Board adopted the recommendations of the Compensation Committee and applied the 2012 PCP Bonus Matrix to 2013.  For the year ended December 31, 2013, the components of the PCP matrix for all employees are detailed in the following table and notes:

Financial Factors	Target Percent of Base Cash Compensation
Stock Price Factor (1)	20.0%
EPS Factor (2)	20.0%
Cash Flow Factor (3)	20.0%
Company Goals
Reserves (BOE) (4)	20.0%
Production (BOE/day) (5)	20.0%
100.0%

Financial Factors

(1)
Stock Price Factor - The 200 day average stock price ending December 31, 2013 must exceed the same 200 day average stock price ending December 31, 2012 by 15 percent or greater to earn the 20% assigned award.  No award will be earned for less than the targeted 15% increase in the 200 day moving day average stock price.

(2)	EPS Factor - For the year ended December 31, 2013, reported earnings per share must be $0.05 or more per share to attain the 20% award.

(3)
Cash Flow Factor - 2013 Cash Flows must be at least $21 million to trigger the award.  To qualify for the full 20% award, Cash Flow must be $30 million or greater.  Cash Flow between $21 million and $30 million will be awarded in 2% increments up to the full 20% allocated award amount.

Operational Factors

(4)	Reserves Factor - Increase proved oil and gas reserves by 30% at December 31, 2013 from proved reserves at December 31, 2012.

(5)
Production Factor - Increase average daily oil and gas production for the year ended December 31, 2013 by 40% from 2012.  No award will be earned for less than a 40% increase for the year ending December 31, 2013.

One PCP Bonus Matrix factor was achieved in 2013; the Company increased its proved oil and gas reserves by greater than 30% and as a result, an aggregate bonus amount of $265,000 was accrued as of December 31, 2013.  The bonus was paid on March 11, 2014.

o
2014:  On December 6, 2013, the Compensation Committee recommended to the Board and the Board adopted the PCP and Bonus Award Matrix Criteria for 2014.  Under the PCP and the Bonus Criteria for 2014, each of the Company’s executive officers will have the opportunity to earn an annual cash performance award of between 50% and 150% of base salary.  Any such performance award will be based upon the Company attaining specified financial and/or production goals, with 25% allocated to each of the following categories: (i) a 20% to 40% increase in the year-end proved reserves over 2013, (ii) a 25% to 55% increase in average daily production over 2013, (iii) cash flow from operations of $20 million to $30 million, and (iv) $0.05 to $0.15 net income per share. All other Company employees are entitled to earn a performance award in amounts ranging from 5% to 75% of their annual base salary, depending on their base salary. Eligibility for all awards will be determined as soon as practicable after December 31, 2014. A copy of the PCP including the 2014 Bonus Award Matrix Criteria was attached as an exhibit to a Form 8-K filed on December 12, 2013.

•	Equity Incentive Awards

The Company has issued stock options and fully vested shares of common stock to our NEOs under the terms and conditions of our 2001 Stock Option Plan (“2001 ISOP”), 2001 Stock Compensation Plan (“2001 SCP”) and 2012 Equity Plan.  The Company believes these equity incentives are vital to align the interests of our NEOs with those of our shareholders.

2001 ISOP:  The 2001 ISOP expired on December 6, 2011. Outstanding options previously granted pursuant to the 2001 ISOP were both non-qualified stock options and options that were intended to qualify under section 422 of the Internal Revenue Code as incentive stock options. Options were issued at exercise prices equal to the market price on the relevant grant dates and vested at various times as determined by the Compensation Committee and approved by the Board.  All options are exercisable for cash, delivery of shares of common stock (valued at market), or on a “net” or “immaculate” exercise.  Any income tax due as a result of the exercise of options is paid by the holder of the options at the time of exercise either in cash or shares being withheld resulting in fewer shares being issued.   All options granted under the 2001 ISOP prior to the expiration date will remain in effect pursuant to the terms under which they were issued.

2001 SCP:  Pursuant to the 2001 SCP, Messrs. Keith Larsen, Mark Larsen and Youngbauer each received a total of 10,000 shares of U.S. Energy common stock in 2013 (5,000 shares for the first and second quarters).  These awards were grossed up for the federal income tax effect on the issuance of shares to the executives.  The shares were fully vested when issued.  In April 2014, the Board removed the restriction that these shares could not be sold, pledged or otherwise transferred until retirement, total disability or death.  Awards were not tied to any metric of Company or executive performance. The 2001 SCP terminated on April 20, 2013 and the last shares issued under the 2001 SCP by the Company were in April 2013.   All future stock awards will be issued pursuant to the 2012 Equity Plan.

2012 Equity Plan:  At the 2012 Annual Meeting, our shareholders approved the 2012 Equity Plan.  In 2013, pursuant to the 2012 Equity Plan, Messrs. Keith Larsen and Mark Larsen were each issued 65,000 options, Messrs. Richmond and Youngbauer were each granted 50,000 options and Mr. Mowry was granted 40,000 options.  The exercise price of these options was $2.08 per share and they vest over three years.

•	Executive Officer Retirement Benefits

A retirement plan for executives was approved by the Board on October 20, 2005.  Eligibility requirements for receiving benefits under the plan include reaching age 60 and having served for a minimum of 15 years as a designated executive and being employed by the Company on December 31, 2010.

Benefits include five years of payments equal to 50% of the greater of the average of the individual’s last five years of base salary or the last annual base salary.  As a condition to payments, an executive, if requested by the Board, will provide up to 1,040 post-retirement consulting hours per year to assist with transition to other executives.  If a retired executive is asked to provide more than 1,040 hours, he will be compensated at commensurate hourly rates.  In the case of death, benefits will be paid to the executive’s estate.  Beginning in 2007, the Company began contributing amounts to a Rabbi Trust administered by a third party trustee in order to informally “fund” these benefits.

In addition, upon retirement, officers are generally eligible for healthcare insurance for themselves and their spouses for 18 months.

•	Employment Contracts and Executive Severance and Non-compete Agreements

Based on a recommendation by the Compensation Committee, the Board approved effective September 6, 2013 new Executive Severance and Non-Compete Agreements (the “Executive Agreements”) for Messrs. Keith Larsen, Mark Larsen, Richmond and Youngbauer.  The Executive Agreements combined and replaced the existing Executive Employment Agreements that were scheduled to expire on October 20, 2013 and existing Executive Severance and Non-Compete Agreements, except in the case of Mr. Richmond, who was not a party to such an existing agreement.  We entered into the Executive Agreements to ensure that the executives remain focused on current operations and to encourage retention in the event of a change in control of the Company. Please see “Potential Payments upon Termination or a Change in Control” for additional details.

•	Benefits and Perquisites

Each of our NEOs is eligible to participate in Company-wide retirement and health and welfare plans, including an ESOP and a 401(k) Plan.

Compensation Process

Each year, the Compensation Committee is provided information on Company and individual and department performance by the executives.  The Compensation Committee then undertakes an analysis of the compensation package to determine if any component should be recommended to the Board for changes.  With regard to the executives who have employment contracts with the Company, the PCP criteria or metrics to be attained (and the weight assigned to each) may be changed by the Board.  Any changes to compensation for non-executive employees related to the executives must also be approved by the Compensation Committee.   Neither management nor any consultants participate in the Compensation Committee’s deliberations.

Actual payment of each of component of compensation (except the award of options and stock, which is determined only by the Compensation Committee) is made on authorization of the Board, following the recommendations of the Compensation Committee each year.  The amount earned or payable under each component is considered independent of the other components.  Base salary is paid regardless of company-wide performance or payment of cash bonuses, and awards of options and stock are not related to salaries or cash bonuses, except that total compensation is considered as discussed above.  We currently do not have any policies regarding the adjustment or claw back of payments or awards, if after payment or award the Company-level performance measures are restated or otherwise adjusted in a manner that would have reduced the size of the payment or award.  The Board and the Compensation

Committee will continue to monitor provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act for guidance before determining whether the implementation of such policies is appropriate.  We will continue to periodically review best practices and re-evaluate our position with respect to such matters. The Committee will also carefully consider the 2014 shareholder advisory vote on executive compensation in determining the 2015 PCP.  In the first quarter of 2014, our Compensation Committee retained a compensation consultant, Denver Compensation & Benefits, LLC (“Denver Compensation & Benefits”), to review our policies and procedures with respect to executive compensation in 2013 and to recommend changes for 2014.

Based on the Compensation Committee’s review of the information provided to it by Denver Compensation & Benefits, in March 2014, the Compensation Committee recommended and the Board approved the following increases in the base salary:  Keith G. Larsen, CEO $30,000; Mark J. Larsen, COO $30,000; Steven D. Richmond, CFO $10,000 and Bryon G. Mowry, CAO $20,000.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above.  Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Jerry W. Danni, Chairman
Thomas R. Bandy
Leo A. Heath

Summary Compensation Table

Name and Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Compensation (4)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Keith G. Larsen, Chairman and Chief Executive Officer	2013	$269,200	$27,000	$28,000	$78,200	$53,800	$31,600	$32,200	$520,000
	2012	$257,300	$25,700	$87,300	$--	$--	$22,700	$29,400	$422,400
	2011	$257,300	$25,700	$152,800	$--	$52,600	$21,600	$29,000	$539,000

Steven D. Richmond, Chief Financial Officer	2013	$172,900	$17,400	$--	$60,200	$34,600	$34,100	$24,800	$344,000
	2012	$155,000	$23,500	$--	$32,600	$--	$--	$22,900	$234,000

Mark J. Larsen, President and COO	2013	$260,800	$26,200	$28,000	$78,200	$52,200	$31,500	$32,200	$509,100
	2012	$249,300	$24,900	$87,300	$--	$--	$18,000	$29,400	$408,900
	2011	$248,500	$24,900	$152,800	$--	$50,900	$17,100	$29,100	$523,300

Steven R. Youngbauer, General Counsel	2013	$183,900	$18,500	$28,000	$60,200	$36,800	$(36,200)	$30,400	$321,600
	2012	$175,800	$17,600	$87,300	$--	$--	$--	$30,200	$310,900
	2011	$175,800	$17,600	$152,800	$--	$35,900	$3,500	$29,900	$415,500

Bryon G. Mowry, Principal Accounting Officer	2013	$165,700	$16,700	$--	$48,100	$16,600	$--	$24,000	$271,100
	2012	$155,000	$23,500	$--	$32,600	$--	$--	$22,900	$234,000
	2011	$137,700	$13,800	$--	$--	$9,800	$--	$24,700	$186,000

(1)
All officers and employees were paid a holiday bonus equal to 10% of base salary for the years ended December 31, 2013, 2012 and 2011.  An additional cash bonus of $8,000 was paid to the Company’s CFO and Principal Accounting Officer in 2012.

(2)
Each eligible officer received 5,000 fully vested shares per quarter of U.S. Energy’s common stock under the 2001 SCP during the first two quarters of the year ended December 31, 2013 and each quarter in the years ended December 31, 2012 and 2011.  Each grant of shares was made at the beginning of each quarter and valued at market. U.S. Energy paid all applicable taxes on these shares. The amounts do not represent cash paid by U.S. Energy to these persons.

(3)
The Company grants options to its employees and officers from time to time.  Grants in 2012 and 2013 were not scheduled or part of any incentive compensation plan.  There were no option grants in 2011.  The value of option grants in 2013 and 2012 is based on the ASC Topic 718 value of such grants, as set forth in Note K of our Form 10-K filed on March 12, 2014.

(4)
The Compensation Committee granted performance bonuses under the PCP at December 31, 2013 in the amount of $53,800 to Keith Larsen, $52,200 to Mark Larsen, $34,600 to Steven Richmond, $36,800 to Steven Youngbauer and $16,600 to Bryon Mowry.  These bonuses were paid during the first quarter of 2014.  The Compensation Committee granted performance bonuses under the PCP at December 31, 2011 in the amount of $52,600 to Keith Larsen, $50,900 to Mark Larsen, $35,900 to Steven Youngbauer and $9,800 to Bryon Mowry.  These bonuses were paid during the first quarter of 2012.

(5)
The amounts shown in this column are attributable to the increase, if any, in the actuarial value of each NEO's combined benefits under our pension plan and nonqualified benefit plans determined using interest rate and mortality assumptions consistent with those used in our financial statements.  No NEO received preferential or above market earnings on deferred compensation.

(6)	Components of Other Compensation consist of life insurance, ESOP and 401(k) contributions. These areas of compensation are detailed in the following table:

		Life	ESOP	401(K)
		Insurance	Contribution	Contribution	Total
			(a)	(b)
Keith G. Larsen	2013	$400	$27,800	$4,000	$32,200
	2012	$400	$25,000	$4,000	$29,400
	2011	$300	$24,700	$4,000	$29,000

Steven D. Richmond	2013	$100	$20,700	$4,000	$24,800
	2012	$100	$18,800	$4,000	$22,900

Mark J. Larsen	2013	$400	$27,800	$4,000	$32,200
	2012	$400	$25,000	$4,000	$29,400
	2011	$400	$24,700	$4,000	$29,100

Steven R. Youngbauer	2013	$1,200	$25,200	$4,000	$30,400
	2012	$1,200	$25,000	$4,000	$30,200
	2011	$1,200	$24,700	$4,000	$29,900

Bryon G. Mowry	2013	$100	$19,900	$4,000	$24,000
	2012	$100	$18,800	$4,000	$22,900
	2011	$100	$20,600	$4,000	$24,700

(a)      Each executive officer participates in the ESOP, which was established to make annual contributions toward employee retirement.  During 2013, 2012 and 2011, all officers received an annual contribution to their ESOP accounts of 10% of the executive’s plan year compensation in common stock of the Company.  The amount of the annual ESOP contribution is limited by the Internal Revenue Code.  In addition to the 10% ESOP contribution, the officers received certain unallocated shares from terminated employees pursuant to the terms of the ESOP.

(b)      All executives also participate in the 401(k) plan and each received a $4,000 contribution during 2013, 2012 and 2011 as a matching amount on their 401(k) contributions to the plan.

Grants of Plan-Based Awards

On the recommendation of the Compensation Committee, the Board approved stock awards under the 2001 SCP to each of the eligible NEOs, non-equity awards under the 2012 PCP to each of the NEOs and option awards to the NEOs under the 2012 Equity Plan in 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards		All Other Option Awards		Exercise or Base Price of Option Awards
Name and Position	Grant Date	Threshold	Target	Max		Threshold	Target	Max.
		($)	($)	($)		(#)	(#)	(#)	(#)		(#)		($/SH)
Keith G. Larsen, Chairman and Chief Executive Officer	01/02/13	$--	$--	$--		--	--	--	5,000	(1)	--		$--
	03/21/13	$5,400	$269,200	$269,200	(2)	--	--	--	--		--		$--
	04/02/13	$--	$--	$--		--	--	--	5,000	(1)	--		$--
	07/01/13	$--	$--	$--		--	--	--	--		65,000	(3)	$2.08

Mark J. Larsen, President and COO	01/02/13	$--	$--	$--		--	--	--	5,000	(1)	--		$--
	03/21/13	$5,200	$260,800	$260,800	(2)	--	--	--	--		--		$--
	04/02/13	$--	$--	$--		--	--	--	5,000	(1)	--		$--
	07/01/13	$--	$--	$--		--	--	--	--		65,000	(3)	$2.08

Steven D. Richmond, Chief Financial Officer	03/21/13	$3,500	$172,900	$172,900	(2)	--	--	--	--		--		$--
	07/01/13	$--	$--	$--		--	--	--	--		50,000	(3)	$2.08

Steven R. Youngbauer, General Counsel	01/03/12	$--	$--	$--		--	--	--	5,000	(1)	--		$--
	03/21/13	$3,700	$183,900	$183,900	(2)	--	--	--	--		--		$--
	04/02/12	$--	$--	$--		--	--	--	5,000	(1)	--		$--
	07/01/13	$--	$--	$--		--	--	--	--		50,000	(3)	$2.08

Bryon G. Mowry, Principal Accounting Officer	03/21/13	$1,700	$82,900	$82,900	(2)	--	--	--	--		--		$--
	07/01/13	$--	$--	$--		--	--	--	--		40,000	(3)	$2.08

(1)	Fully vested shares granted under the 2001 SCP.
(2)
Amounts potentially earned under the 2013 PCP.  One of the PCP Bonus Matrix components was achieved in 2013 and as a result, a performance bonus equal to 20% of target was paid under the 2013 PCP Bonus Matrix, as set forth in the Summary Compensation Table.

(3)	The options were issued with an exercise price of $2.08 per share and vest in equal tranches over three years.

Outstanding Equity Awards at December 31, 2013

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested	Market Value of shares of stock that have not vested	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested
	(#)	(#)	(#)	($/SH)		(#)	($)	(#)	($)
Name and Position	Exercisable	Unexercisable

Keith G. Larsen
Chairman/CEO	--	65,000	--	$2.08	07/01/23	N/A	N/A	N/A	N/A
	59,350	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	75,000	--	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	150,000	--	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Steven D. Richmond
CFO	--	50,000	--	$2.08	07/01/23	N/A	N/A	N/A	N/A
	8,334	16,666	--	$2.32	07/10/22	N/A	N/A	N/A	N/A
	50,000	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	30,000	--	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	75,000	--	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Mark J. Larsen
President/COO	--	65,000	--	$2.08	07/01/23	N/A	N/A	N/A	N/A
	98,519	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	75,000	--	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	200,000	--	--	$4.97	07/26/17

Steven R. Youngbauer
General Counsel	--	50,000	--	$2.08	07/01/23	N/A	N/A	N/A	N/A
	25,000	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	75,000	--	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	50,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	100,000	--	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Bryon G. Mowry
PAO	--	40,000	--	$2.08	07/01/23	N/A	N/A	N/A	N/A
	8,334	16,666	--	$2.32	07/10/22	N/A	N/A	N/A	N/A
	50,000	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	30,000	--	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	75,000	--	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Option Exercises and Stock Vested

		Option Awards		Stock Awards
		Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name and Position		(#)	($)	(#)	($)

Keith G. Larsen	2013	--	$--	10,000	$28,000	(1)
Chairman/CEO	2012	--	$--	20,000	$87,300	(1)
	2011	52,556	$24,200	20,000	$152,800	(1)

Steven D. Richmond	2013	--	$--	--	$--
CFO	2012	--	$--	--	$--

Mark J. Larsen	2013	--	$--	10,000	$28,000	(1)
President/COO	2012	--	$--	20,000	$87,300	(1)
	2011	52,556	$21,000	20,000	$152,800	(1)

Steven R. Youngbauer	2013	--	$--	10,000	$28,000	(1)
General Counsel	2012	--	$--	20,000	$87,300	(1)
	2011	--	$--	20,000	$152,800	(1)

Bryon G. Mowry	2013	--	$--	--	$--
PAO	2012	--	$--	--	$--
	2011	15,000	$39,800	--	$--

(1)	Value of fully vested shares issued under the 2001 SCP on the date of issue. The Company paid all taxes due on these shares.

Pension Benefits

The Company adopted an executive retirement policy in 2005 and amended it in 2006 and 2007.  The executive retirement policy, like the policy for all Company employees, sets a mandatory retirement age of 70, although the Board may request service thereafter.

The executive retirement policy provides retirement benefits for an eligible officer who has reached 60 years of age and has served a minimum of 15 years as an executive officer.  All conditions of eligibility must be met completely to qualify for cash payments under the plan.  The officers potentially eligible for this benefit under the plan as amended are Keith G. Larsen and Mark J. Larsen.  Retired former CFO Robert Scott Lorimer became eligible for retirement under the executive retirement policy in January 2011 and started collecting benefits under the retirement policy on July 1, 2011.  Keith G. Larsen will be eligible for retirement in October 2018 and Mark J. Larsen will become eligible for retirement in October 2022.

At retirement, an executive will receive, for five years, 50% of the greater of (i) annual base salary (using his final regular pay check to calculate the annual rate), or (ii) the average annual base salary which he received over the last five years.  The benefit will be paid in accordance with normal bi-weekly payroll practices for five years following retirement from employment.  The first six months of benefits may be paid in the seventh month for a “specified employee” (as defined in Section 409(a)(2)(B) of the Internal Revenue Code) instead of bi-weekly for the first six months.  At death, the unpaid installments will be paid to his designee (or classes of preference beneficiaries, if there is no designee).  The benefits are not assignable.  In addition to the retirement benefit, eligible executives also receive healthcare insurance for themselves and their spouses for 18 months following retirement per the terms of their Executive Agreements.  No perquisites will be continued or provided.

The retired executive will be available to the Company for up to 1,040 hours per year during the benefit period for consulting or other services the Board deems is needed, for which he will not be paid any additional compensation.  Services in addition to the annual available hours would be compensated on an hourly basis at the rate in effect at retirement.  This retirement benefit may be extended beyond the benefit period at the discretion of the Board at a rate which would be negotiated but would not be less than the initial retirement rate.

During 2008, the Board ratified the recommendation of the Compensation Committee to informally “fund” the executive retirement plan for the three eligible officers at the time through a “rabbi trust.”  The trust is managed by an independent trustee. Annual amounts are contributed to the rabbi trust and the retirement and healthcare insurance benefits will be paid out per the plan by the trustee to eligible retired officers pursuant to the terms of the plan and the executives’ employment contracts.

The following table sets forth the pension and post-termination health benefits that may be due our NEOs:

Name and Position	Plan Year	Years of Credited Service	Present Value of Accumulated Salary Benefit (1)	Present Value of Accumulated Health Insurance Benefit (2)

Keith G. Larsen	2013	16	$497,100	$34,100
Chairman/CEO	2012	15	$431,200	$68,400
	2011	14	$411,600	$65,300

Steven D. Richmond	2013		$--	$34,100
Chief Financial Officer

Mark J. Larsen	2013	8	$401,400	$34,100
President/COO	2012	7	$347,200	$56,800
	2011	6	$331,700	$54,300

Steven R. Youngbauer	2013		$--	$34,100
General Counsel/Secretary	2012		$--	$70,300
	2011		$--	$70,300

(1)
The Company utilizes a certified actuary to compute the present value of the retirement benefit under the executive retirement plan based upon mortality tables, termination factors, interest rates and longevity of each officer, as more fully described in footnote 2, below.

(2)
The Company utilizes a certified actuary to compute the present value of the health insurance benefit under the employment contracts based on mortality tables, termination factors, interest rates and longevity of each officer.  The actuarial consultant reviewed prevailing interest rates for high-quality long term fixed-income investments. The basis used to determine the overall expected long-term rate of return on assets assumption was an analysis of the historical rate of return for a portfolio with a similar asset allocation.  The duration of the plan's liabilities as of December 31, 2013, was 17.0 years.  Based on this review and the plan's duration, the actuarial consultant determined a reasonable discount rate of 4.5%.   The actuarial consultant also considered widely accepted mortality rate tables and the age and longevity of the plan participants when completing the computations for the present value of the retirement and health insurance benefits.

Retired former CFO Robert Scott Lorimer began receiving retirement benefits under the plan on July 1, 2011.  Mr. Lorimer’s retirement benefits will terminate on June 30, 2016.  Mr. Lorimer is also eligible for reimbursement of healthcare insurance benefit costs, limited to the amount paid by the Company for its executives as determined from time to time, for himself and his spouse until he reaches Medicare eligibility.  During the year ended December 31, 2013, Mr. Lorimer received retirement payments totaling $121,700.

Nonqualified Deferred Compensation

None of the executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by the Company.  The Compensation Committee may elect to provide these benefits in the future but there are no current plans to do so.

Potential Payments upon Termination or a Change in Control

Executive Agreements

On September 6, 2013, the Compensation Committee recommended and the Board approved new Executive Severance and Non-Compete Agreements (the “Executive Agreements”) for four of the Company’s executive officers (Keith G. Larsen, Mark J. Larsen, Steven D. Richmond and Steven R. Youngbauer).  The Executive Agreement for Mr. Richmond is a new agreement.  The Executive Agreements for the other three officers replace their existing Executive Employment Agreements that were scheduled to expire on October 20, 2013 and their existing Executive Severance and Non-Compete Agreements.  Each of the Executive Agreements provides for severance and other benefits to be provided to the relevant executive in the event of the termination of the executive’s employment in certain circumstances, including (i) a specified multiple of the executive’s base salary and current target bonus (two times for Keith G. Larsen and Mark J. Larsen and one time for Mr. Richmond and Mr. Youngbauer), and an option “cash-out”, in the event the executive is terminated without “Cause” (as defined in the agreement), except following a “Change in Control” (as defined in the agreement) and (ii) in the event of a termination following a “Change in Control”, unless the termination is for Cause or in certain other circumstances, an amount equal to three times the executive’s base salary and current target bonus, an option cash-out, accelerated vesting of all other equity awards, and certain insurance and related benefits.  The Executive Agreements also provide that the relevant executive will generally be restricted from competing with the Company for a period of three years following termination, and will be subject to a three-year non-solicitation period.  All of the Executive Agreements contain identical terms, except as described above.  Base salary may be changed upon recommendation of the Compensation Committee and approval by the full Board.  The executive officer’s right to participation in the Company’s other compensation arrangements is not affected by the Executive Agreement.

Copies of the Executive Agreements for Messrs. Keith Larsen, Mark Larsen, Richmond and Youngbauer are included as exhibits with the Form 8-K filed on September 10, 2013.

		By Company Without Cause or By Executive for Good Reason
Name / Element of Compensation	Voluntary	Non Change in Control	In Connection with a Change in Control(1)	For Cause
Keith G. Larsen
Cash Compensation
Severance / Salary Continuation(2)	$--	$1,252,200	$1,878,400	$--
Health Benefit - Continuation(3)	$30,600	$30,600	$41,600	$--
Stock Option Buyout(4)	$--	$93,000	$202,200	$--

Steven D. Richmond
Cash Compensation
Severance / Salary Continuation(2)	$--	$407,500	$1,222,500	$--
Health Benefit - Continuation(3)	$30,600	$30,600	$40,900	$--
Stock Option Buyout(4)	$--	$114,200	$198,200	$--

Mark J. Larsen
Cash Compensation
Severance / Salary Continuation(2)	$--	$1,217,000	$1,825,400	$--
Health Benefit - Continuation(3)	$30,600	$30,600	$41,600	$--
Stock Option Buyout(4)	$--	$221,100	$330,300	$--

Steven R. Youngbauer
Cash Compensation
Severance / Salary Continuation(2)	$--	$386,700	$1,160,000	$--
Health Benefit - Continuation(3)	$30,600	$30,600	$43,200	$--
Stock Option Buyout(4)	$--	$125,500	$209,500	$--

Bryon G. Mowry
Cash Compensation
Severance / Salary Continuation(2)	$--	$--	$--	$--
Health Benefit - Continuation(3)	$--	$--	$--	$--
Stock Option Buyout(4)	$--	$--	$--	$--

(1)
A benefit is only payable if the executive’s employment is terminated or deemed to be terminated, he is subsequently assigned duties inconsistent with prior responsibilities, he is not re-elected to the same positions, his base salary is reduced, he is reassigned to offices more than 25 miles from the location of the Company’s principal executive offices immediately prior to the change in control, or any benefit or compensation elements are changed adversely to him.  The Company currently provides for no tax gross-ups in respect of “excess parachute payments” within the meaning of Section 280G and Section 4999 of the Code.

(2)
Upon termination “By Company Without Cause or By Executive for Good Reason - Non Change in Control”, Messrs. Keith Larsen and Mark Larsen receive two times their base salary and target bonus and Messrs. Richmond and Youngbauer receive one times their base salary and target bonus.  Upon termination “By Company Without Cause or By Executive for Good Reason - In Connection with a Change in Control” Messrs. Keith Larsen, Mark Larsen, Richmond and Youngbauer receive three times their base salary and target bonus.  Target bonus for this calculation is assumed to be 100% of base salary.

(3)
Each of Messrs. Keith Larsen, Mark Larsen, Richmond and Youngbauer will receive eighteen months of COBRA health insurance coverage for himself and his spouse pursuant to the Executive Agreement if he voluntarily retires, or is terminated “By the Company Without Cause or By Executive for Good Reason - Non Change in Control”.  Should the executive be terminated “By the Company Without Cause or By Executive for Good Reason - In Connection with a Change in Control”, each will receive health insurance coverage for himself and his spouse for a two year period.

(4)	The valuation of the stock option buyout was determined using the Company’s closing stock price on the last business day of 2013.

Non-Employee Director Compensation

Non-employee directors receive cash payments of $2,500 per month.  Committee Chairmen receive the following additional annual compensation, paid 1/12th monthly:  Audit Committee $15,000 per year; Compensation Committee $7,500 per year and Nominating Committee $5,000 per year.  In addition, non-employee directors received $1,000 for attending Board meetings in person, and reimbursements for any travel expenses incurred in attending the meetings.  On July 1, 2013, the Board granted 9,000 stock options to all of the independent directors, except for Mr. Conrad, who did not accept the stock option grant.  The stock options were granted under the 2008 Stock Option Plan for Independent Directors.  The stock options vest in equal tranches annually over a three-year period.  Director compensation is set by the Board after receiving competitive industry compensation data from a compensation consultant.  Amounts paid to our non-employee directors in 2013 were as follows:

Name	Fee Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
	($)	($)	($)	($)	($)	($)	($)

Thomas R. Bandy	$31,500	$--	$10,800	N/A	N/A	$3,000	$45,300
Stephen V. Conrad	$45,250	$--	$--	N/A	N/A	$4,500	$49,750
Jerry W. Danni	$38,375	$--	$10,800	N/A	N/A	$3,750	$52,925
Leo A. Heath	$31,500	$--	$10,800	N/A	N/A	$3,000	$45,300
Robert Scott Lorimer(3)	$30,500	$--	$10,800	N/A	N/A	$3,000	$44,300

(1)
During 2013, Messrs. Bandy, Danni, Heath and Lorimer were granted 9,000 stock options at the market price on the grant date of $2.08 with a fair value of $1.2034 per stock option.  These options vest over a three year period.  The value of the options is based on the ASC Topic 718 value of such grants, as set forth in Note K of our Form 10-K filed on March 12, 2014.

(2)	During 2013, the directors were each paid a holiday bonus equaling 10% of their director fees.
(3)	During 2013, Mr. Lorimer received payments totaling $121,700 pursuant to the Company’s executive retirement policy.

Equity Compenensation Plan Information as of December 31, 2013

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensaiton plans (excluding securities reflected in column (a)) (c)
Equity Compensation plans approved by security holders
2001 Incentive Stock Option Plan	2,090,949	$3.89	--
2001 Stock Compensation Plan	(1)	(1)	(1)
2008 Stock Option Plan for U.S. Energy Corp. Independent Directors and Advisory Board Members	146,000	$2.93	130,826
2012 Equity and Performance Incentive Plan	410,000	$2.16	790,000

Equity compensation plans not approved by security holders	--	$--	--
Total	2,646,949	$3.57	920,826

(1)
Eligible officers of the Company received 5,000 shares of the Company’s common stock at the beginning of each calendar quarter under the 2001 SCP until the Plan’s termination on April 20, 2013.  The Company paid the taxes on these issuances as the officers agreed to not pledge, sell or in any other way leverage these shares.  In April 2014, the Board removed the restrictions regarding the sale of these shares.

Certain Relationships and Related Transactions

Family Employment

Keith G. Larsen, Chairman and CEO, and Mark J. Larsen, President and COO, are brothers.  Employee Richard Larsen is the brother of Keith and Mark Larsen and employee Reginald Larsen is the son of Richard Larsen.  The following table sets forth the amounts paid to these family members in 2013:

	Salary	Bonus (1)	Stock Awards	Option Awards(2)	ESOP	401(k)	Other	Total
Richard Larsen	$ 154,000	$ 30,900	$ -	$ -	$ 17,400	$ 1,500	$ 800	$ 204,600
Reginald Larsen	$ 80,600	$ 11,300	$ -	$ -	$ 9,100	$ 2,000	$ 100	$ 103,100

(1)
Richard Larsen and Reginald Larsen were paid a 10% annual holiday bonus on the same terms as all other employees.  In addition, the Compensation Committee granted performance bonuses under the PCP at December 31, 2013 in the amount of $15,400 to Richard Larsen and $3,200 to Reginald Larsen.

The Company has adopted a nepotism policy pursuant to which family members of any employee, which include fathers, mothers, siblings, sons, daughters, nieces, nephews or grandchildren, may not be hired, supervised or terminated by a direct family member.  Additionally, family members are not allowed to participate in any discussion relating to the setting of compensation rates for other family members.  In addition, an immediate relative of any employee can only be hired after the Compensation Committee has reviewed the application of the direct family member and has satisfied itself that (a) the position is necessary, (b) the position has been adequately advertised, (c) other applicants have been interviewed by non-family managers of the Company and (d) that the family member is the most qualified for the position.  Further, written approval from the chairman of the Compensation Committee must be received along with an approved rate of pay before any family members of any employees, officers or directors can be employed and paid by the Company.

Related Person Transaction Policy

From time to time, we have entered into transactions with certain “related persons,” a category that generally includes executive officers, directors, and beneficial owners of five percent or more of our common stock, and immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest.  We refer to transactions with these related persons as “related party transactions.”  The Audit Committee is responsible for the review and approval of each related party transaction exceeding $120,000, although, as a matter of practice, the Committee reviews and approves all such transactions regardless of the amount involved.

The Audit Committee considers all relevant factors when determining whether to approve a proposed related party transaction, including (without limitation):

•	the size of the transaction and the amount of consideration that might be paid to a related person;

•	the nature of the interest of the applicable related person; and

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties.

Implementation of the Policy

In determining whether to approve a proposed related party transaction, the Committee must be reasonably satisfied that:

•	The transaction likely will significantly benefit all shareholders, even though it will provide a benefit to the related parties; and

•	Goods or services of comparable quality either cannot be obtained from third parties in time to meet the Company’s needs, or can be obtained but at a significantly higher cost.

In appropriate circumstances, the Committee may enlist outside sources to obtain information about the possibility of using third party vendors’ goods and/or services.

Compensation of certain related persons other than executive officers is determined by the Compensation Committee rather than the Audit Committee as discussed in “Family Employment.”

The policy has been followed by the Committee since 2004.

Related Party Transactions

There were no related party transactions in 2013 except for the compensation described in “Family Employment.”

Report of the Audit Committee

Note: Notwithstanding anything to the contrary otherwise set forth in any of the Company’s filings under the Securities act of 1933 or the Exchange Act that might incorporate other filings (including this Proxy Statement) with the SEC, the following Report of the Audit Committee shall not be deemed to be incorporated by reference into any other such filings.

Management is responsible for the preparation of the Company’s financial statements, and the reporting process, as well as maintaining effective internal control over financial reporting and assessing the effectiveness of the controls.  Hein & Associates LLP is responsible for auditing the annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States.  The Audit Committee is responsible for, among other things, reviewing and selecting the independent registered public accounting firm, reviewing our annual and interim financial statements, and pre-approving all engagement letters and fees for audit services.

In performing its oversight functions in connection with the Company’s financial statements as of and for the year ended December 31, 2013, the Audit Committee has

•
Reviewed and discussed the audited financial statements with management and Hein & Associates LLP, including the quality of the accounting principles, and the reasonableness of significant judgments made in the preparation of the financial statements;

•	Discussed with Hein & Associates LLP those matters required to be discussed by PCAOB Audit Standard No. 16;

•	Received written disclosures from Hein & Associates LLP regarding its independence as required by the PCAOB and discussed with Hein & Associates LLP its independence; and

•	Reviewed and approved the services provided by Hein & Associates LLP.

Based upon the foregoing reports and discussions, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 12, 2014.

Respectfully submitted by the Audit Committee of the Board

Stephen V. Conrad, Chairman
Jerry W. Danni
Leo A. Heath

U.S. ENERGY CORP.

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M74630-P52832

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

U.S. ENERGY CORP.

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jerry W. Danni
02) Leo A. Heath
03) James B. Fraser

The Board of Directors recommends you vote FOR the following proposal No. 2:

	For	Against	Abstain
2. Ratify the appointment of Hein & Associates LLP as our independent auditor for the fiscal year 2014.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal No. 3:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check the box to the right then indicate the name(s) and the number of votes to be cast for such nominee(s) on the reverse side of this card. **Please do not check box unless you want to exercise cumulative voting.** ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please provide your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] ________ Date ________

Signature (Joint Owners) ________ Date ________

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M74631-P52832

U.S. ENERGY CORP.

This proxy is solicited by the Board of Directors
for the Annual Meeting of Shareholders
to be held June 20, 2014 8:30 AM, MDT

The shareholder(s) hereby appoint(s) (Mark J. Larsen) and (Steven R. Youngbauer), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of U.S. ENERGY CORP. that the shareholder(s) is/are entitled to vote at the Annual meeting of Shareholders to be held at 8:30 AM, MDT on June 20, 2014, at the Company's Offices at 877 North 8th West, Riverton, Wyoming 82501, and any adjournment or postponement thereof.

CUMULATE ____

____

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be signed on reverse side